EXHIBIT 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to use in this Form 8-K/A of Gateway Energy Corporation of our report dated November 18, 2010, with respect to the financial statements of Laser Pipeline Company, LP, as of and for the period ended September 30, 2010 and for the year ended December 31, 2009.

/s/ Pannell Kerr Forster of Texas, P.C.

Houston, Texas

December 16, 2010